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                                                                      Exhibit 23

              Consent of Independent Certified Public Accountants

We consent to the reference to our firm under the caption "Experts" in the Prospectus constituting a part of this Registration Statement on Form S-3 and to the incorporation by reference therein of our report dated February 19, 1999, except for Note 17 as to which the date is March 1, 1999, with respect to the consolidated financial statements and schedule of Citrix Systems, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 1998, filed with the Securities and Exchange Commission.


                               /s/ Ernst & Young LLP
                               ---------------------
                               Ernst & Young LLP

West Palm Beach, Florida
May 18, 1999